EXHIBIT 99.1

ServisFirst Bancshares, Inc. Declares First Quarter Cash Dividend

BIRMINGHAM, Ala., March 16, 2026 (GLOBE NEWSWIRE) -- ServisFirst Bancshares, Inc., (NYSE: SFBS) (“ServisFirst”), the holding company for ServisFirst Bank, today announces: At a meeting held on March 16, 2026, its Board of Directors declared a quarterly cash dividend of $0.38 per share, payable on April 13, 2026, to stockholders of record as of April 1, 2026.

About ServisFirst Bancshares, Inc.

ServisFirst Bancshares, Inc. is a bank holding company based in Birmingham, Alabama. Through its subsidiary ServisFirst Bank, ServisFirst Bancshares, Inc. provides business and personal financial services from locations in Alabama, Florida, Georgia, North and South Carolina, Tennessee, Texas and Virginia. Through the Bank, we originate commercial, consumer and other loans and accept deposits, provide electronic banking services, such as online and mobile banking, including remote deposit capture, deliver treasury and cash management services and provide correspondent banking services to other financial institutions. ServisFirst Bancshares, Inc. files periodic reports with the U.S. Securities and Exchange Commission (SEC). Copies of its filings may be obtained through the SEC’s website at www.sec.gov or at www.servisfirstbank.com.

More information about ServisFirst Bancshares, Inc. may be obtained over the Internet at www.servisfirstbank.com or by calling (205) 949-0302.

Contact: ServisFirst Bank
Davis Mange (205) 949-3420
DMange@servisfirstbank.com